UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2022
__________________________
1LIFE HEALTHCARE, INC.
(Exact name of Registrant as Specified in Its Charter)
__________________________

Delaware	001-39203	76-0707204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Embarcadero Center, Suite 1900
San Francisco, CA 94111
(415) 814-0927
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ONEM	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this report, “1Life Healthcare”, “One Medical”, “Company”, “we”, “us” and “our” refer to 1Life Healthcare, Inc. and/or one or more of our wholly owned subsidiaries and/or affiliated professional entities, unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on July 20, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amazon.com, Inc., a Delaware corporation (the “Parent”), and Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger.

In connection with the Merger, on November 14, 2022, Amazon.com Services LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (the “Lender”), the Company and certain of its subsidiaries entered into an Interim Loan and Guaranty Agreement (the “Loan Agreement”) pursuant to which the Lender has agreed to provide senior unsecured financing to the Company in an aggregate principal amount of up to $300,000,000 to be funded in up to ten tranches of $30,000,000 per month, beginning on March 20, 2023 until the earliest of (i) the 24-month anniversary of the termination of the Merger in accordance with the terms of the Merger Agreement (the “Merger Termination Date”), (ii) if the Merger has not occurred and the Company does not refinance all of its 3.00% convertible senior notes due June 15, 2025 (the “Existing Convertible Notes”), January 1, 2025, (iii) 120 days prior to the maturity date of any indebtedness used to finance the Existing Convertible Notes, and (iv) July 22, 2026 (the “Maturity Date”). The proceeds will be used for working capital funding requirements and other general corporate purposes of the Company.

Amounts drawn bear interest at a rate equal to the secured overnight financing rate for such business day announced by the Federal Reserve Bank of New York (“SOFR”) plus 3.50% per annum, which shall increase to SOFR plus 6.00% per annum following the Merger Termination Date. The principal amount outstanding and all accrued and unpaid interest under the Loan Agreement is payable on the Maturity Date.

Following the Merger Termination Date, certain customary covenants, subject to exceptions, apply under the Loan Agreement, such as limitations on indebtedness, liens, mergers or acquisitions, restricted payments, asset transfers, investments, transactions with affiliates, changes in business, dissolution, and compliance with law. Upon the occurrence of an event of default, a default interest rate of an additional 2.00% may be applied to the outstanding loan balances, and the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. Events of default under the Loan Agreement include customary events of default, including, but not limited to: (i) failure to make any payment of principal, interest or any other obligation under the Loan Agreement when due and payable; (ii) failure to perform any obligation under any negative covenants, (iii) failure to perform any other obligations not otherwise specified in clauses (i) and (ii) subject to a 30 day cure period; (iv) change of control of the Company, other than pursuant to the Merger, (v) the Company being or becoming insolvent, beginning an insolvency proceeding, or becoming subject to an insolvency proceeding that is not dismissed or stayed within 45 days; (vi) a default under any agreement with a third party resulting in a right by such third party to accelerate the maturity of any indebtedness in an amount in excess of $5,000,000; or (vii) the making of a material misrepresentation.

The Company may voluntarily prepay any drawn amounts under the Loan Agreement without premium or penalty. Following the Merger Termination Date, the Company must prepay the amounts owing under the Loan Agreement with 100% of the net cash proceeds of (i) any incurrence of indebtedness, other than indebtedness permitted to be incurred under the Loan Agreement, or (ii) certain asset sales outside the ordinary course of business.

In the event that the Parent or Lender is obligated to pay the Company a termination fee upon the Merger Termination Date (i) because of a legal restraint prohibiting the Merger and such legal restraint is pursuant to or arises under antitrust law or (ii) if the Company or Parent terminates the Merger Agreement on or after July 20, 2023 (which will be automatically extended for up to two additional six-month periods if certain U.S. antitrust closing conditions have not been satisfied), then all aggregate amounts outstanding under the Loan Agreement, including all accrued and unpaid interest and other amounts owing, up to an aggregate amount equal to $195,000,000 shall be automatically forgiven, with any amounts in excess of such amounts due and payable on the Maturity Date.

The foregoing description of the Loan Agreement does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above with respect to the Loan Agreement is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1LIFE HEALTHCARE, INC.

	By:	/s/ Bjorn Thaler
Dated: November 15, 2022		Bjorn Thaler
Chief Financial Officer